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                                                                    EXHIBIT 10.7



                       AGREEMENT FOR COLLECTION SERVICES


                                    BETWEEN


                                ASSETCARE, INC.


                                      AND


                            GALEN HEALTH CARE, INC.


                                     DATED



                                 MARCH 28, 1996

                       AGREEMENT FOR COLLECTION SERVICES

     THIS AGREEMENT by and between GALEN HEALTH CARE, INC., an indirect subsidiary of COLUMBIA HEALTHCARE CORPORATION, a Delaware corporation (hereinafter, "Columbia"), by and on behalf of itself and its managed affiliated and subsidiary corporations (hereinafter, "Columbia Manager") and ASSETCARE, INC., a Georgia corporation (hereinafter, "AssetCare") is entered into this 28th day of March 1996.

     WHEREAS, it is to the parties' mutual advantage to enter into an arrangement for the collection of unpaid patient accounts receivable assigned to AssetCare by Columbia affiliated hospitals (each a "Facility" and collectively the "Facilities");

     THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Services. AssetCare agrees to undertake the collection of certain patient accounts receivable (the "Accounts") placed with AssetCare by the Columbia Manager. AssetCare will use due diligence and employ such lawful means, methods and procedures as in its judgment, discretion and experience it believes will best effectuate the collection of the Accounts in accordance with the terms and conditions of this Agreement (the "Services"). In addition, AssetCare will use its best efforts to perform the Services in a manner that will minimize patient complaints regarding such Services.

2.   Monthly Fee.

     (a) In consideration for the Services, Columbia will pay AssetCare a contingency fee in an amount equal to a percentage of all monies actually collected and received on the Accounts during the previous month (the "Monthly Fee"), such percentage to be determined on a per Facility basis in accordance with the following schedule:


                                                          Fee Percentage for
       Percentage of Total Dollar     Fee Percentage for  Accounts Referred
    Volume Placements From  Facility  Standard Accounts    for Legal Action
    --------------------------------  ------------------  ------------------
          50% (minimum)                   14.45%                24.9%
              100%                        14.35%                24.9%


     (b) The Monthly Fee, any court costs advanced by AssetCare and any interest or other charges incidental to the principal amount of the Accounts (the "Net Amounts") will be deducted each month from those amounts remitted directly to AssetCare, with the remaining balance of such remittances to be forwarded to the Columbia Manager on the fifteenth (15th) day of the month immediately following the month in which the collections to which the Monthly Fee pertains were received by AssetCare. In the event that the Net Amounts in any month exceed the amounts remitted to AssetCare for such month, AssetCare will credit the entire amount of remittances against the Net Amounts and deduct the remainder from remittances for the next month.

3.   Term and Termination.

     (a) The initial term of this Agreement (the "Initial Term") will commence on April 15, 1996 (the "Effective Date"), and will continue until terminated in accordance with the terms and conditions of this Agreement. Within ten (10) days of the date of execution of this Agreement, AssetCare will provide to Columbia an agreement executed on behalf of Medaphis Corporation, AssetCare's ultimate parent corporation, guaranteeing the obligations of AssetCare created by this Agreement, which agreement will be in form and substance acceptable to the parties.

     (b) This Agreement may not be terminated without cause during the first twelve (12) months of the Guaranty Period (as defined below) or the Extension (as defined below). This Agreement may be terminated by either party


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without cause after the first twelve (12) months of the Guaranty Period or the
Extension, upon thirty (30) days' prior written notice to the other party; provided, however, that upon any such termination without cause during the Guaranty Period or the Extension, the terminating party will pay the other party, in cash, a lump sum termination penalty in the amount of One Million Dollars ($1,000,000), said sum representing liquidated damages and not a penalty.

     (c) Either party will have the right to terminate this Agreement immediately upon written notice to the other if (i) the other party defaults on any of its obligations under this Agreement and such party has not begun to cure such default within thirty (30) days after written notice of such default is delivered and does not pursue such cure to completion; (ii) a court having appropriate jurisdiction enters a decree or order for relief in respect of the other party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such case is not dismissed within thirty (30) days; or (iii) the other party commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect

     (d) Upon any termination of this Agreement in accordance with the terms and conditions hereof (other than pursuant to Sections 3(c)(ii) or (iii) above), AssetCare will be entitled to continue to perform the Services with respect to those Accounts placed with AssetCare prior to the date of such termination for a period of one hundred fifty (150) days; provided, however, that AssetCare will continue providing Services with respect to Accounts that have been referred to an attorney for legal action and Accounts with respect to which payment arrangements are being met according to agreed upon terms. In addition, if this Agreement is terminated by either party during the Guaranty Period or the Extension, the guaranty and bonus provisions set forth in Section 4 below will continue in force with respect to the Guaranteed Accounts (as defined below) placed with AssetCare prior to the date of termination.

4.   Net Back Guaranty.

     (a) Initial Guaranty - AssetCare will guarantee to Columbia a Net Back Return Rate equal to nine and one-tenth percent (9.1%) with respect to Accounts placed with AssetCare during the Guaranty Period (the "Guaranteed Accounts"). "Net Back Return Rate" will mean the percentage determined by dividing (i) all monies collected with respect to the Guaranteed Accounts through the Reconciliation Date, less the Monthly Fees paid or owing to AssetCare with respect to such collections, by (ii) the aggregate face value of the Guaranteed Accounts. "Guaranty Period" will mean the period commencing on the Effective Date and continuing through the end of the twenty-four (24) month period that commences one hundred and twenty (120) days after the first (1st) month in which AssetCare receives Twenty-five Million Dollars ($25,000,000) in Account placements. "Reconciliation Date" will mean the date that is one hundred fifty
(150) days after the end of the Guaranty Period.

     (b) Placement Adjustments - The following Accounts will not be included in the definition of Guaranteed Accounts or any calculations made with respect to the Net Back Return Rate:

         (i) Accounts that the Facility is authorized to recall pursuant to the Columbia Facility Account Recall Policies and Procedures attached hereto as Exhibit A;

         (ii) Accounts that are legally uncollectible for reasons that may include, but are not limited to, Medicare allowances, bankruptcy, Medicaid residual balances, third party discounts, contractual allowances, audit write-offs, past statute of limitations, and amounts relieved pursuant to a release executed by the Facility;

         (iii) Accounts with respect to which the debtor is deceased and there are no assets or an estate or other liable party;

         (iv) Accounts that are classified by AssetCare as charity or indigent accounts within ninety (90) days of placement, to the extent such classification does not conflict with any Columbia policy relating to charity or indigent accounts;


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         (v) Accounts that are written-off for administrative reasons, including Accounts with respect to which a request not to contact has been received, but which do not warrant legal action, and Accounts with respect to which a debtor complaint has been received; and

         (vi) Accounts with respect to which the Facility fails to provide information necessary to AssetCare's performance of the Services within sixty (60) days of AssetCare's request therefor, unless AssetCare otherwise is allowed access to such information.

AssetCare will provide the Columbia Manager with reports on a monthly basis identifying (A) those charity and indigent Accounts that are excluded pursuant to clause (iv) above, and (B) those Facilities, by division, that have placed Accounts that are excluded pursuant to clause (vi) above.

     (c) Change in Legislation - In the event of any change in legislation or Columbia's business after the date of this Agreement which either party, in the exercise of reasonable discretion, determines alters substantially the assumptions upon which the Monthly Fee or the guaranteed Net Back Return Rate was based, such party may propose a change in the Monthly Fee and/or the guaranteed Net Back Return Rate that is reasonably related to such change in assumptions. In addition, in the event AssetCare, in the exercise of reasonable discretion, determines that any such change in legislation or Columbia's business materially affects AssetCare's ability to perform the Services in accordance with the Guidelines (as defined below), AssetCare may, at its option, propose a change in the Monthly Fee and/or the guaranteed Net Back Return Rate that is reasonably related to such change.

     (d) Projections and Escrow - At the end of each six (6) month period during the Guaranty Period, AssetCare will compare the Net Back Return Rate as of the date of determination to the targeted Net Back Return Rate for such date, and using the model attached as Exhibit B determine the projected Net Back Return Rate for the Guaranty Period. If any such projection indicates that AssetCare will be required under the guaranty to pay to Columbia One Million Dollars ($1,000,000) or more, this amount (i.e., the amount that AssetCare would be required to pay to Columbia) will be deposited into an escrow account established by AssetCare with an escrow agent approved by the Columbia Manager (the "Escrow Account"). Funds deposited into the Escrow Account will remain on deposit until (i) a projection indicates that the amount AssetCare will be required to pay to Columbia under the guaranty is less than One Million Dollars ($1,000,000), or it is determined that Columbia is not entitled to receive from AssetCare any amounts under the guaranty, at which time the funds will be released to AssetCare, or (ii) it is determined that Columbia is entitled to receive from AssetCare amounts payable under the guaranty, at which time the funds will be released to the Columbia Manager up to the amount AssetCare is required to pay to Columbia under the guaranty, with the remainder to be released to AssetCare.

     (e) Acquisition or Sale of a Facility - In the event that Columbia purchases a Facility that places an average of One Million Dollars ($1,000,000.00) of accounts receivable per month with third parties for the performance of primary collection services during the final twelve (12) months of the Guaranty Period, AssetCare may, at its option, elect to exclude such Accounts from the definition of Guaranteed Accounts or any calculations made with respect to the Net Back Return Rate. AssetCare will also have the right to exclude from the definition of Guaranteed Accounts or any calculations made with respect to the Net Back Return Rate, any Accounts placed with AssetCare by any Facility that is purchased by Columbia during the last six (6) months of
the Guaranty Period.   In addition, in the event that Columbia sells any
Facility that has placed Accounts with AssetCare and in connection with such sale Accounts are transferred to the purchaser of the Facility, AssetCare may, at its option, elect to exclude such transferred Accounts from the definition of Guaranteed Accounts or any calculations made with respect to the Net Back Return Rate. Notwithstanding the foregoing, any Accounts that are excluded from the definition of Guaranteed Accounts or any calculations made with respect to the Net Back Return Rate pursuant to this Section 4(e), will remain subject to all other terms and conditions of this Agreement with respect to the collection of such Accounts.

     (f) Payment of Guaranty or Bonus - On the Reconciliation Date, the actual Net Back Return Rate will be compared to the guaranteed Net Back Return Rate (i.e., 9.1%), and (i) if it is less than the guaranteed Net Back Return


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Rate, AssetCare will pay to Columbia an amount equal to the product of (A) the guaranteed Net Back Return Rate less the actual Net Back Return Rate, multiplied by (B) the aggregate face value of the Guaranteed Accounts, and (ii) if it is ten and one-tenth percent (10.1%) or greater, Columbia will pay to AssetCare a bonus equal to a percentage of the total monies collected through the Reconciliation Date with respect to the Guaranteed Accounts for all Facilities taken as a whole, such percentage to be determined in accordance with the following schedule:


                     Net Back Return Rate  Bonus Percentage
                     --------------------  ----------------
                     10.1%-11.0%                  1%
                     11.1%-12.0%                  2%
                     12.1%-13.0%                  3%
                     13.1% or greater             4%


In the event a bonus is owing to AssetCare, AssetCare will provide the Columbia Manager with an invoice, prorated by Facilities placing Accounts, for such bonus and Columbia agrees that the bonus will be paid to AssetCare within thirty (30) days of the date of invoice. In addition, in the event the actual Net Back Return Rate is equal to or greater than the guaranteed Net Back Return Rate, AssetCare will pay to Columbia an amount equal to fifty percent (50%) of the interest incidental to the principal amount of the Accounts that was collected by AssetCare through legal proceedings during the Guaranty Period.
In the event AssetCare is obligated to pay any amounts to Columbia pursuant to this Section 4(f), AssetCare will be entitled to retain any such interest.

     (g) Extension - In the event that on the Reconciliation Date the actual Net Back Return Rate is equal to or greater than the guaranteed Net Back Return Rate (i.e., 9.1%), the parties may, upon mutual agreement, within thirty (30) days of the Reconciliation Date, elect to extend the guaranty provisions for an additional term of twenty-four (24) months (the "Extension"), during which AssetCare will guarantee to Columbia a Net Back Return Rate equal to the sum of
(i) the Net Back Return Rate as of the Reconciliation Date, up to ten and one-tenth percent (10.1%), plus (ii) one-half (1/2) of the amount by which the actual Net Back Return Rate exceeds ten and one-tenth percent (10.1%). For example, if the Net Back Return Rate on the Reconciliation Date is ten and seven-tenths percent (10.7%), the guaranteed net back return rate during the Extension will be ten and four-tenths percent (10.4%), which is the sum of (i) ten and one-tenth percent (10.1%), plus (ii) three-tenths of one percent (0.3%) (one-half (1/2) of the amount by with the actual Net Back Return Rate exceeds ten and one-tenth percent (10.1%)). Other than the Net Back Return Rate guaranteed, all of the other terms and conditions set forth in subsections
(a), (b), (c), (d), (e), and (f) above regarding the determination of the guaranty and the bonus will apply during the Extension. For purposes of determining those percentages applicable to the bonus calculation, the initial threshold for a bonus will be one percentage point (1%) greater than the Net Back Return Rate guaranteed during the Extension, and all other thresholds set forth in the schedule of bonus percentages set forth in subsection (e) above will be increased proportionately. In addition, for purposes of calculating the guaranty or bonus during the Extension, the Guaranty Period will be deemed to be the period commencing on the day immediately following the initial Guaranty Period and ending on the last day of the Extension.

5.   Placements.

     (a) During the Guaranty Period and the Extension, the Columbia Manager will place with AssetCare for the performance of the Services not less than fifty percent (50%) of the total dollar volume of the Facilities' individual patient accounts receivable assigned to third parties for the performance of primary placement collection services (i.e., those accounts receivable that have not previously been assigned to a company utilizing a third party name for primary placement collection services).

     (b) The Columbia Manager will use its best efforts to place not less than forty percent (40%) of the total dollar volume of placements required by subsection (a) above during the first twelve (12) months of the final twenty-four (24) months of the Guaranty Period or the Extension, as the case may be.

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     (c) In order to effect the assignment of the volume of Accounts set forth in subsection (a) above, the Columbia Manager will, through the issuance of a company-wide policy, direct the Facilities to assign to AssetCare, or the primary collection agency for that Facility:

         (i) all one hundred percent (100%) self-pay Accounts for which there have been no payments or promises to pay, no later than one hundred fifty (150) days after the date of discharge of the patient to whom the Account relates (excluding any Accounts with respect to which payment arrangements have been made with the Facility or through internal or external "early-out" programs);

         (ii) all self-pay Accounts for which third party payments have been received, no later than one hundred fifty (150) days after the last such payment (excluding any Accounts with respect to which payment arrangements have been made with the Facility or through internal or external "early-out" programs); and

         (iii) all self-pay Accounts with respect to which monthly payment arrangements have been made, no later than sixty (60) days after the patient's failure to make any such payment.

AssetCare will periodically provide the Columbia Manager with aged reporting by Facility, which will be used by the Columbia Manager to monitor and enforce this policy. The Columbia Manager will not assign any Account to AssetCare if it knows there is no legal right to collect such Account.

     (d) Account placements will be based (i) on a fifty percent (50%) alpha split, or (ii) on an exclusive basis by Facility, so long as the collectibility of Accounts placed with AssetCare is equal to or exceeds that of the accounts receivable placed with other parties for the performance of primary placement collection services, as determined on a group by group basis.

6.   Remitting of Amounts Collected.

     (a) Each remittance of collections will be accompanied by a detailed description of the Monthly Fees deducted by AssetCare relative to the collections remitted that month for each Account.

     (b) The Columbia Manager will provide AssetCare with information on all direct payments received by the Facilities on Accounts within ten (10) days of receipt of such payments.

     (c) Collections made by AssetCare, and remitted to the Columbia Manager, on which a check is returned by the bank unpaid, will be reported on the remittance advice as a negative payment and negative Monthly Fee. The Columbia Manager will notify AssetCare when a check is returned by the bank unpaid on a payment made directly to a Facility on which AssetCare has deducted the Monthly Fee. AssetCare will list such returned checks on the next monthly remittance advice as a negative payment and negative Monthly Fee.

     (d) In no event will the Columbia Manager be required to pay a Monthly Fee to AssetCare with respect to amounts received by the Facility during the period of seven (7) business days following the assignment of an Account. AssetCare will include all such payments on the next monthly remittance advice as "no commission" collections. AssetCare will be entitled to the Monthly Fee with respect to any amounts received by AssetCare during such seven (7) business day period. In addition, AssetCare will be entitled to the Monthly Fee with respect to all payments received during the period of seven (7) business days following the return of any Account.

7.   Return of Accounts.

     (a) AssetCare will return to the Facilities:


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         (i) Accounts placed in error when AssetCare is so notified by the
         Facility;

         (ii) Accounts that are paid in full or that have a remaining unpaid balance of less than the Facilities' small balance write-off amount (which will not be less than $4.99);

         (iii) Accounts that have been placed with AssetCare for one hundred fifty (150) days; provided, however, that Accounts on which no payments or promises to pay have been received within one hundred twenty (120) days from either the date that the Account was placed with AssetCare, or the date the last payment or promise to pay was received, whichever is later, will be returned to the Facility at the end of such one hundred twenty (120) day period; and

         (iv) Accounts with respect to which it is determined that the debtor is deceased and there are no assets or an estate or any other liable party.

     (b) Notwithstanding subsection (a) above, Accounts placed in litigation will not be returned to the Facility until the litigation is settled and/or the balance due is paid. In addition, Accounts that have been identified as bankrupt will not be returned to the Facility until the bankruptcy proceedings are completed or as otherwise directed by the Facility. A copy of the bankruptcy notice will be provided to the Facility unless the Facility notified AssetCare of the bankruptcy. Where there are assets and estate proceedings have been or will be commenced within a reasonable period of time with respect to a deceased debtor, AssetCare will not return the Account unless otherwise requested by the Facility.

     (c) Upon receipt by AssetCare of the Facility's request to return an Account (regardless of whether litigation has been initiated), such Account will be returned; provided, however, that if litigation has been initiated, the Facility will assume responsibility for managing such litigation pursuant to the prior arrangement between the attorney and AssetCare with respect to such litigation.

     (d) On a monthly basis, AssetCare will provide a magnetic tape detailing the Accounts that are being canceled and returned and the appropriate reason code as defined below:

     Reason for Return
     -----------------

     01 - Uncollectible
     02 - Canceled - Facility Request
     03 - Paid in Full
     04 - Payment activity indicated Account will not payout within two years 05 - Legal Account - Do not refer to Secondary Agency
     06 - Uncollected - Special Handling
     07 - Bankruptcy/Settled
     08 - Deceased/No estate

     (e) With respect to all Accounts that are required to be returned hereunder and only when requested by the Facility in writing, AssetCare will, at its own expense, document the status of the Account in sufficient detail so that the Facility or another collection agency can determine the particular actions taken on the Account while placed with AssetCare. AssetCare will also indicate any special knowledge that it has gained with respect to particular debtors or Accounts that may relate to collection methods to employ in order to achieve maximum collection with respect to such Account.

     (f) As Accounts are closed and returned to the Columbia Manager, AssetCare will transmit Account information and other appropriate collection information via magnetic media in AssetCare's standard format with respect to Accounts to a secondary collection agency as directed by the Columbia Manager. AssetCare agrees to


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cooperate with the Facility in providing information with respect to the
Accounts which are returned to any secondary collection agency designated by the Facility. This agreement includes cooperation after the Account has been forwarded to a secondary collection agency with respect to communicating status or answering questions of personnel of the Facility with respect to particular Accounts; provided that such requests are reasonable and do not materially interfere with the AssetCare's business activities.

8. Electronic Capabilities. AssetCare hereby represents that it has, or will provide at its sole cost and expense, the technology required to provide the Services including the following:

     (a) AssetCare's offices are automated and the technology available to AssetCare's employees is in conformance with the collection technology commonly used in the industry.

     (b) AssetCare has the means to develop an electronic interface with the Facilities to (i) provide the Facilities with access to AssetCare's network via computer modem or similar program so that any personnel at the Facility can check, at any particular time, the status of any particular Account of that Facility, and (ii) facilitate the transfer of payments between AssetCare and the Facility with respect to the Accounts.

     (c) AssetCare has available to it for use a "Predictive Dialer."

9. Work Plan/Standards. AssetCare has developed detailed collection guidelines and philosophies in cooperation with and with the approval of the Columbia Manager (the "Guidelines"), which are attached as Exhibit C.
AssetCare agrees that it will adhere to the Guidelines in its performance of the Services; provided, however, that AssetCare will not adhere to Guidelines if to so do would violate any federal, state or local statutes, regulations, or ordinances affecting collection activities, including, without limitation, the Fair Debt Collection Practices Act and the Fair Credit Reporting Act. No changes will be made to the Guidelines without the written approval of the Columbia Manager.

10.  Party Representatives.

     (a) Each of the parties will designate one person (the "Party Representative") to be available during regular business hours to consult with the other Party Representative with respect to service issues. The initial Party Representative for AssetCare will be James F. Richards, its President, and the initial Party Representative for Columbia will be Lisa Cobb its Assistant Vice President, Operations Support. A Party Representative will not be changed without the prior written consent of the other party, which consent will not be unreasonably delayed, conditioned or withheld.

     (b) Each of the parties will also designate individuals who will meet on a quarterly basis, alternating between AssetCare's site and Columbia's site, to review AssetCare's performance of the Services.

     (c) Each Facility will designate one person to correspond and communicate with AssetCare with respect to any questions that AssetCare or the Facility may have with respect to any of the Accounts (the "Facility Representative") and the Facility Representative will be the person to whom all reports and other correspondence to the Facility are directed.

     (d) AssetCare will provide to each Facility the name of one person to correspond and communicate with the Facility with respect to any questions that AssetCare or the Facility may have with respect to any of the Accounts (the "Customer Service Representative") and the Customer Service Representative will be the person to whom all correspondence to AssetCare from the Facility are directed.



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11. Insurance and Bonding.  AssetCare will, at its sole cost and expense, procure and maintain in full force and effect during the term of this Agreement, the following insurance at the respective limits listed:

     (a) Personal injury liability insurance, including contractual liability ($1,000,000);
     (b) Workman's compensation and occupational disease insurance, including employer's liability insurance (statutory limits);
     (c) Automobile liability insurance for owned and non-owned vehicles ($1,000,000);
     (d) Fidelity and crime insurance ($1,000,000); and
     (e) Errors and omissions liability insurance ($1,000,000).

AssetCare agrees to furnish to the Columbia Manager upon request, certificates evidencing the above coverage. All such certificates and policies will provide that the insuring company will give the Columbia Manager thirty (30) days prior written notice of any intent to cancel or to alter the coverage contained in any of the above policies. AssetCare will demonstrate that it meets all licensing, liability and bonding standards, if any, imposed by any particular state in which a Facility or debtor is located.

12. Settlement Policy. AssetCare will not settle any Account without first obtaining authorization for settlement from the Facility at which the Account was generated. When an Account is settled and the settlement is fully paid, AssetCare will return the Account to such Facility accordingly, the remaining balance will be closed, and AssetCare will notify the Facility that the Account was settled.

13.  Legal Action.

     (a) Columbia hereby authorizes AssetCare to initiate legal action or proceedings to collect an Account without obtaining further specific authorization or acknowledgment from Columbia, the Columbia Manager, or the Facility. All legal actions instituted by AssetCare will be brought in the name of the Facility, or where appropriate, in the name of AssetCare, and will be subject to the additional terms of this Section.

     (b) The Facility will be solely responsible for the payment of court costs of any litigation to collect Accounts. AssetCare will apply amounts received through litigation first to court costs and will return such amounts to the Facility with the monthly remittance advice next following AssetCare's receipt of such amounts. Any such court costs returned to the Facility will not be included in any calculations made with respect to the Net Back Return Rate

     (c) Necessary documentation required for litigation will be provided on Accounts when requested by AssetCare.

     (d) Any attorneys' fees and other expenses of litigation (excluding court costs) relating to legal actions or proceedings are the sole responsibility of AssetCare and AssetCare will at no time represent to any attorney hired by it that the Facility will pay any attorneys' fees and such other expenses. The parties hereby agree that the attorneys' fees are included within the contingency fee to be paid for Legal Accounts.

     (e) AssetCare will inform the Facilities of any Account that it intends to forward to an attorney for legal action not less than fifteen (15) days prior to such forwarding, and the Facility will have the right to request the return of any such Account during such fifteen (15) day period.

14. Reports. AssetCare will provide the following reports in connection with rendering the Services. The reports will set forth the required information in the form provided by the Facility upon the commencement of the Initial Term or as revised from time to time thereafter. AssetCare represents that the information contained in each report will be true and accurate in all respects and acknowledges and agrees that the information will be used by the Facility to evaluate the quality of performance of the Services.


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     (a) Facility Reports.  AssetCare will submit to each Facility the following reports on or before the fifteenth (15) day of the month following the end of the respective period requiring a report:

         (i) An acknowledgment report setting forth the Accounts placed with AssetCare;

         (ii) A monthly summary of the status of placements, recoveries, commissions, by month of placement, along with other management information and statistics as agreed upon between AssetCare and the Facility;

         (iii) Upon request, a listing of Accounts that have been assigned to AssetCare for six (6) months or more, on which no payment has been received, and have not yet been returned to the Facility. AssetCare will indicate the reason why such Accounts have not been returned to the Facility.

         (iv) A monthly listing of all Accounts being returned during such month. These Accounts will be segregated by Medicare and Non-Medicare, according to the reason for return. This report also will show any Accounts returned at the Facility's request.

     (b) Corporate Reports. AssetCare will submit to the Group Vice President, Division Vice President and Business Office Support Services of Columbia (all names and addresses of such persons and offices to be provided to AssetCare by the Facility) the following reports on or before the fifteenth (15) day of the month following the end of the respective period requiring a report:

         (i) A monthly consolidated report by company, by group, by division, and by Facility, covering all collection activity for Accounts placed with AssetCare by the Columbia Manager. Such report will consolidate all such information for all of the Facilities. In no event will such report be provided to any Facility unless specifically approved by the Group Vice President.

         (ii) Upon the written request of the referenced personnel (or offices), a monthly summary of the status of placements, recoveries, commissions, by month of placement, along with other management information and statistics similar to that required to be provided to the Facilities under subsection (a)(ii), above except that this report will consolidate all such information for all of the Facilities.

15. Facility Surveys. The Columbia Manager will cause each Facility to complete and return to AssetCare a quality assurance survey prepared by AssetCare to assist AssetCare in monitoring its performance of the Services

16. Credit Reporting. The Columbia Manager hereby authorizes AssetCare, in its sole discretion and at its sole expense, to report Accounts to one or more credit reporting services, in a manner consistent with the Guidelines and the Fair Credit Reporting Act.

17. Training. As requested by the Columbia Manager, AssetCare will provide education and training of Facility personnel at the sole cost and expense of AssetCare (other than reasonable travel and lodging expenses approved by the Columbia Manager in advance, for which AssetCare will be promptly reimbursed) with respect to collection issues, including, without limitation, collection training and legal updates.

18. Compliance with Laws and Procedures. AssetCare will perform the Services in compliance with all federal, state and local statutes, regulations, and ordinances affecting collection activities, including, without limitation, the Fair Debt Collection Practices Act and the Fair Credit Reporting Act.

19. Taxes. All taxes and other levies in the nature of sales, use or excise taxes resulting from the Services provided hereunder will be the sole responsibility of Columbia. Columbia will have no responsibility for taxes levied upon or assessed against or with respect to the income of AssetCare.

20. Confidentiality. AssetCare agrees to maintain strict confidentiality of all files, data, and any other materials provided by Columbia to AssetCare, and will restrict the use thereof by its employees, and agents, solely to the purposes provided under this Agreement and will utilize such files, data, or other materials in no other manner. Without limiting the foregoing, AssetCare agrees not to divulge or use any of such information for purposes of analyzing claims data.

21. Omnibus Reconciliation Act. To comply with Section 952 of the Omnibus Reconciliation act of 1980 (Public Law 96, 499) and regulations thereunder, AssetCare hereby agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO"), or their authorized representatives, all contracts, books, documents and records relating to the nature and extent of the costs hereunder for a period of four (4) years after the furnishing of services hereunder. In addition, AssetCare hereby agrees, if services are to be provided by subcontract with a value of $10,000 or more over a twelve (12) month period with a related individual or organization, to require by contract that such subcontractor make available to HHS and GAO or their authorized representatives all contracts, books, documents and records relating to the nature and extent of the costs thereunder for a period of four (4) years after the furnishing of services thereunder.

22. Indemnification. AssetCare hereby covenants and agrees to indemnify and hold harmless Columbia, the Columbia Manager and the Facilities, their successors and assigns, from and against all damage, costs, loss and expense arising out of, in connection with or pursuant to this Agreement, including, but not limited to, any reasonable attorney's fees, that the Columbia Manager or any Facility may suffer or incur to the extent such damage, costs, loss or expense is caused by the negligent acts or omissions of AssetCare. The Columbia Manager represents that the information furnished to AssetCare regarding the identity of the debtors, the balance of the Accounts and the payments and credits due the Facilities will be accurately taken from the Facilities' books and records. The Columbia Manager hereby covenants and agrees to indemnify and hold harmless AssetCare, its successors and assigns, from and against all damage, costs, loss and expense including, but not limited to, any reasonable attorney's fees, that AssetCare may suffer or incur to the extent such damage, costs, loss or expense is caused by the inaccuracy of the foregoing representation.

23. Disclaimer of Warranties. In no event will AssetCare be liable for lost profits or other incidental or consequential damages or for the uncollectability of any Account under any circumstances.

24. Audits. Account records at AssetCare's site and other related materials generated by AssetCare or the Facility may be reviewed by the Columbia Manager at AssetCare's site for purposes of verification and audit no more than once per calendar year unless the Facility believes a special audit is required. AssetCare may review any Account information at the Facility for purposes of verification, and reconciliation, upon ten (10) days' prior written notice to the Facility, no more than twice per calendar year. All verification and reconciliation will be conducted during normal business hours in a manner so as not to unduly disrupt operations.

25. Independent Contractor. AssetCare will perform the Services as an independent contractor and will not be deemed to be a joint venturer, partner, employee or agent of Columbia. Neither party will have any authority to bind the other without the other's express written consent and then only insofar as such authority is conferred by such express written consent.

26. Assignment. Neither party will assign this Agreement without the prior written consent of the other, which consent will not by unreasonably delayed, conditioned or withheld; provided, however, that each party hereby consents to any assignment to an affiliate of such party; and further provided, however, that AssetCare hereby consents to any assignment to a successor of the Columbia Manager due to acquisition, merger, consolidation or reorganization.

27. Governing Law. This Agreement will be governed by the laws of the State of Tennessee.

28. Notices and Consents. Notices to be given hereunder will be given by U.S. Mail, postage prepaid, certified mail, return receipt requested to:

     If to Columbia:

     Columbia/HCA Healthcare Corporation
     One Park Plaza
     Nashville, Tennessee  37202
     Attn.: Mr. James Fitzgerald, Jr., Vice President,  Operations Support

     with a copy to:

     Columbia/HCA Healthcare Corporation
     One Park Plaza
     Nashville, Tennessee  37202
     Attn.: Columbia Legal Department

     If to AssetCare:

     AssetCare, Inc.
     2700 Cumberland Parkway, Ste. 300
     Atlanta, Georgia 30339
     Attn.: Mr. James F. Richards, President

     with a copy to:

     Medaphis Corporation
     2700 Cumberland Parkway, Ste. 300
     Atlanta, Georgia 30339
     Attn.: General Counsel

29. Counterparts. This Agreement may be executed in duplicate originals which will constitute one Agreement.

30. Miscellaneous. This Agreement is the entire agreement between the parties relating to the subject matter hereof and is binding upon and will inure to the benefit of their successors and permitted assigns. This Agreement supersedes all prior written and oral agreements and understandings between AssetCare and Columbia pertaining to the collection of patient accounts receivable for the Facilities; provided however, that all placements of accounts with AssetCare prior to the date hereof under any existing agreement with any Facility that remain in effect as of the date hereof will be governed by the terms of any such existing agreements until such time as said outstanding placements are returned to the Facility, collected, settled or otherwise resolved in accordance with the terms of such agreements. This Agreement can only be modified by written instrument executed by the party against whom enforcement of such modification is sought. The non-exercise or non-waiver of any right under this Agreement will not adversely affect any subsequent exercise of the same right or any right for the same or subsequent breach or threatened breach.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


                       ASSETCARE, INC.


(CORPORATE SEAL)
                       By: /s/ Dennis R. Byerly
                          ------------------------------------------------------
                          Dennis R. Byerly, Chairman and Chief Executive Officer

Attest: /s/ Peggy Sherman
       -------------------
Title: Assistant Secretary
       -------------------







                       GALEN HEALTH CARE, INC.



(CORPORATE SEAL)
                       By: /s/ James Fitzgerald, Jr.
                          ------------------------------------------------------
                       Title: Vice President
                          ------------------------------------------------------




Attest: /s/ Peggy Sherman
       -------------------
Title: Assistant Secretary
       -------------------

                                   EXHIBIT A


COLUMBIA FACILITY ACCOUNT RECALL/RETURN POLICY
- - --------------------------------------------------------------------------------

I.       Grace Period

         A. Policy - To allow for payments generated by the facility prior to placement, a seven (7) business day (Monday - Friday) grace period has been established on all payments received at the facility. All payments received at the facility within seven
                 (7) business days from the assigned date will be generated as a non-commission payment.

                 Procedure - The agency will validate all payments received from the facilities against the assigned date of the account. Any direct payments received within the allocated grace period will be generated as a non-commission transaction to correct affect the balance.

         B. Policy - Payments received at the agency location will be commission transactions.

         C. Policy - To allow for payments generated by the agency, a grace period of seven (7) business days from the cancellation date has been established.

                 Procedure - The agency will validate the date paid against the date canceled prior to generating a commission transaction.

II.      Paid/Settled

         A. Policy - Accounts that have been paid in full, carrying a credit balance, or have a remaining balance of $4.99 or less will be returned via the cancellation tape as paid in full.

                 Procedure - Set system parameters to comply with policy. Cancel back to client with cancellation code "03 Paid in full".

         B. Policy - Accounts that have paid the settlement amount will be reported as settled in full, carrying a zero balance and indicating the dollar amount to write off.

                 Procedure - Settlement accounts will have a settlement flag which will zero the balance on our system, report the write off amount on the cancellation tape and notify the credit bureau of the settlement. Cancel back to client with cancellation code "07 settled".

                                                             EXHIBIT A

- - --------------------------------------------------------------------------------


III.     Not Legally Collectable


         A. Policy - Accounts that are determined not legally collectible will be returned to the facility as a recall. These types of accounts may include but not be limited to:

                 1.       Medicare Allowances
                 2.       Bankruptcy
                 3.       Medicaid residual balances (where applicable)
                 4.       Third party discounts
                 5.       Contractuals
                 6.       Audit write offs
                 7.       To late to file claim

                 Procedure - Accounts identified as not legally collectible will be returned on the cancellation tape as code "06" Uncollected - Special Handling and will be handled as a recall.


IV.      Deceased/No estate

         A. Policy - If an estate is not present and all other avenues have been exhausted, these accounts will be canceled using code "08" - Deceased/No estate" and be considered a recall.


V.       Charity Write Off

         A. Policy - An account is determined to be charity by the facility or the agency for one of the following reasons, based on criteria established by the facility.

                 1.       Indigent
                 2.       Institute
                 3.       Hardship

                 Procedure - These accounts will be validated by a member of management and canceled using cancellation code "06 - Uncollected - Special Handling".

                                                             EXHIBIT A

- - --------------------------------------------------------------------------------


VI.      Administrative Write Off-Facility Request

         A. Policy - In the event it is necessary to recall an account for an administrative write off, the account will be canceled using code "02- Facility Request". These reasons could include but not be limited to:

                 1. Letter of no contact received from the debtor or debtor's attorney, account not suit worthy.
                 2. Dissolving the balance due to administrative complain/decision.
                 3.       Doctor or VIP as patient.
                 4. Threat of legal action due to quality of medical care.

                 Procedure - The facility should contact their designated "Client Service Representative" with the necessary data to properly close and return the account. The Customer Service Representative will be responsible to ensure that the Recall Form is completed and the account is appropriately statused to return to the facility.

VII.     Efforts Exhausted

         A. Policy - Accounts that have not received a payment or a promise to pay within 150 days from the assign date or the date of the last payment or promise to pay, whichever is later, shall be returned to the facility at the end of 150 days. Litigation/Suit pending is the exception to this policy.

         B. Procedure - The system parameter shall be set on each Columbia/HCA facility to ensure that all accounts not in litigation and without payment or promise data at the end of 150 days will be automatically canceled using cancellation code "01 - Uncollectable".

VIII.    Hold Collection Action

         A. Policy - The facility shall call the agency at any time to request a "Hold" be put on any account. The most common reasons are:

                 1.       Dispute/Researching account
                 2.       Rebilling third Party Insurance
                 3.       Payment Arrangements Approved by the facility

                 Procedure - A Client Hold form should be completed stating the reason for the hold. The account must be fully documented to comply with the nature and duration of the client hold.

                                   EXHIBIT B


                        Agreed-Upon Liquidation Schedule
                                    (GRAPH)


                   Liquidation                           Liquidation                            Liquidation
     Month     Monthly  Cumulative         Month     Monthly   Cumulative          Month    Monthly  Cumulative
     -----     -------  ----------         -----     -------   ----------          -----    -------  ----------
       1        4.4%        4.4%            11        2.6%        70.6%             21        1.6%      93.4%
       2        9.5%       14.0%            12        2.6%        73.3%             22        1.3%      94.6%
       3       12.1%       26.0%            13        2.6%        75.9%             23        1.1%      95.7%
       4       10.0%       36.1%            14        2.6%        78.4%             24        0.9%      96.6%
       5        7.8%       43.9%            15        2.6%        81.0%             25        0.8%      97.4%
       6        6.1%       50.0%            16        2.5%        83.6%             26        0.6%      98.0%
       7        5.6%       55.6%            17        2.4%        85.9%             27        0.5%      98.5%
       8        4.9%       60.5%            18        2.1%        88.0%             28        0.5%      99.0%
       9        4.1%       64.6%            19        1.9%        90.0%             29        0.5%      99.5%
       10       3.4%       68.0%            20        1.8%        91.8%             30        0.5%     100.0%


                                   EXHIBIT C


COMPREHENSIVE WORK PLAN/STANDARDS

- - --------------------------------------------------------------------------------


                       DEDICATED COLUMBIA/HCA WORK GROUPS


AssetCare has established a dedicated Columbia/HCA Manager and team of collectors at each of the work locations as outlined under our field locations.


We absolutely believe that specialized teams and focused managers will maximize our overall return for each hospital.

        COMPREHENSIVE WORK PLAN FOR THE COLLECTION OF COLUMBIA ACCOUNTS


At the end of the Work Plan, we have included a corresponding flowchart.

Upon loading the Hospital's accounts into AssetCare's collection systems, the following activities will take place.

A. An initial notice will be sent to all accounts notifying the patient that their account has been placed with AssetCare for collection.

This notice also informs the patient of their rights as described by the Fair Debt Collection Practices Act. All notices will be sent out within 72 hours of the account being placed.

B. After the initial notice is sent, the account will be placed in a "Strategic Account Area".

The Strategic Account Areas are as follows:

1. Letters Only ($0-$50) = This area is designed for accounts with balances under $50.00. This effectively allows us to liquidate these accounts, via the combination of outgoing letters and the handling of inbound telephone calls.

2.       Predictive Dialer Low Balance ($50-$200)

3.       Predictive Dialer Medium Balance ($201-$450)

4.       Predictive Dialer Large Balance ($451-$750)

         This area is designed for working accounts through the use of our ITC Predictive Dialer.

         These accounts are normally smaller balance self pay accounts that through the use of the dialer, we can make more frequent attempts to contact the patient, resulting in increased recovery. See the Predictive Dialer Work Standards at the end of this section.

5. Large Balance ($751-over) = These accounts will go directly to our Patient Collection representatives. Studies have shown that by clearly defining our minimum expectations to our staff we greatly improve our productivity level. Therefore, balances over $750 are routed directly to our experienced Patient Collection Representatives and are broken into three strategic areas with defined work standards and minimum expectation requirements. Their mission is to immediately resolve the account by:

         *       discovering third party reimbursement
         *       collecting the balance in full
         *       arranging the best possible payment terms
         *       locating assets to pursue litigation

To help our patient representatives meet our Work Standards, we also have 6 support units to assist in handling special areas of receivable management.

1. Inbound/Skiptracing = This area is designed to handle inbound calls from our predictive dialer as well as working with the patient representatives by researching and documenting information in order to help locate a patient. Experience has proven that having nearbys and same last name electronically reproduced on accounts produce the best results.

2. PPA = This area is designed to monitor and ensure that patients who are set up on weekly or monthly payments fulfill their obligation on a timely basis.

3. Billing = Our collection systems have electronic billing capabilities. As we discover and verify third party coverage, we key the claim into the terminal that edits the claim so that on-line corrections can be made. The claim is then transmitted by modem to a clearing house for appropriate distribution to all third party payors that will accept electronic claims.

4. Claims Resolution = Over the years, AssetCare has received thousands of medical accounts over $10,000 which were placed as self pay accounts. Due to the balances involved, the majority of patients must pay their accounts over an extremely long period of time by making monthly payments.

         AssetCare has developed a unique collection service to recover money quickly on these larger balance accounts. We first determine if the account was originally to be paid by a third party but was denied benefits. If the claim was denied for what appears to be an irrefutable reason our specialists work to overturn the denial and get the third party insurance company to pay. Our Claims Analysts are ex-claims managers from large insurance companies as well as individuals with paralegal experience.

         Some of the seemingly irrefutable denial reasons are:

         -       Pre-existing condition

         -       Medical necessity

         -       Maximum benefits paid

         -       Disputed coverage

         -       Psychiatric and chemical dependency limitations or exclusions

         Upon receiving the account, our Claims Analysts will:

         -       Determine if the third party can substantiate the denial

         -       File a formal appeal

         - If necessary, interpret medical records to establish a position of challenge

         -       Ensure that the third party abides by the quoted benefits

         - Demand that the claim action be reviewed by the third party attorney for conformance to state statutes and case law

         -       Interpret third party contract language to reveal ambiguities

         True self pay accounts produce a substantially lower return, although these are very worthwhile recoveries as we discover previously unknown coverage.

5. Legal = AssetCare has relationships with attorneys across the country to provide legal services.

         - Because the FDCPA stipulates giving the debtors thirty days to dispute the debt, attorneys only file the law suit after the 30th day. Therefore, we instruct the attorney to file the law suit within 45 days of receiving the account.

         - When a request is made by the attorney for documents or a witness, the legal department will make request from the clients within 3 working days.

         - When a debtor files an answer and includes the equivalent of a counter-suit, or if a counter-suit is filed, the legal department will request the attorney cease working the account until the client has been notified of the pending counter action. We will immediately contact the client and inform them of the situation and ask for instructions.

         - Once the account enters the court system, the time elements are governed by state law. It is the responsibility of the legal department to monitor the attorneys to insure that pleadings and motions are filed and followed-up on in a timely manner.

         - In the event that post-judgment debt becomes uncollectible, the attorney will place a lien on the debtor's real estate and await further developments. (i.e. the debtor returning to work of any other developments that would aid in acquiring funds for the client)

                                 WORK STANDARDS



Our projected Work Standards Report for the handling of your receivables is included on the following pages. These reports represent the "minimum" requirements by strategic area. If a patient representative determines that more work is needed to properly bring the account to a conclusion, this work is expected to be done. These Work Standards are reviewed on a regular basis to ensure the activity being required is producing the proper results.

                               PREDICTIVE DIALER
                                 WORK STANDARDS

Client Name: Columbia/HCA Healthcare

Client#: 123456789


                 Projected Account Breakout by Strategic Area

Small Balance                                      5%     =       4,000        # of accounts
Dialer                                            58%     =      46,400        # of accounts
Low Balance                                       19%     =      15,200        # of accounts
Medium Balance                                     9%     =       7,200        # of accounts
Large Balance                                      8%     =       6,400        # of accounts
Balance over 10K                                   1%     =         800        # of accounts
                                                 ===             ======
TOTAL                                            100%     =      80,000        # of accounts


                         Minimum Activity Requirements


                                               Dialer       Dialer           Dialer
Strategic Area                                 Low Balance  Medium Balance   Large Balance
Balance Range                                  $51-$200     $201-$450        $451-$750
1st Activity Req. (days from plcmt)                 5             3              2
Work Frequency (days)                              14            10              7
# of Contacts                                       2             2              2
# of Notices                                        5             5              5
Notice Frequency (days)                            21            21             21
Maximum File Size                                 N/A           N/A            N/A


                          Minimum Skiptracing Activity


Directory Assistance (411)                        Yes           Yes            Yes
Same Last Name (SLN) - #                          N/A         Yes 3          Yes 5
Nearby's - #                                      N/A         Yes 3          Yes 5
Asset Search, CC, Library                          No            No             No
Credit Bureau Report                               No            No             No
Skiptracing completed by (days)                   N/A           N/A            N/A

                               COLUMBIA WORKPLAN


                     Days              Days             Days               Days             Days
                       0                45               90                120              150
- - ------------------------------------------------------------------------------------------------
Acct Balances
 $0-$50             21 Days                                                                       C
                                                                                                  L
                    Letter        Letter                                                          O
                      #1          #2                                                              S
                                                                                                  E
- - ------------------------------------------------------------------------------------------------
                                                                                                  &
                     Accounts Attempted Every 14 days
                     $51 - $200 Balance                                                           R
                                                                                                  E
Accounts Loaded      Accounts Attempted Every 10 days                                             T
Predictive Dealer    $201 - $450 Balance                                                          U
                                                                                                  R
                     Accounts Attempted Every 7 days                                              N
                     $451 - $750 Balance

- - ------------------------------------------------------------------------------------------------

                     Accounts called every 7 days, letter mailed every 21 days
                     $751 - $1500 Balance

AssetCare            Accounts called every 7 days, letter mailed every 21 days
Regional Offices     $1501 - $5000 Balance

                     Accounts called every 7 days, letter mailed every 21 days
                     $5001 + Balance

- - ------------------------------------------------------------------------------------------------

                     ---------------------------------------------------------------------------
                                                 Claims Resolution
                     ---------------------------------------------------------------------------

                     ---------------------------------------------------------------------------
                                                       Legal
                     ---------------------------------------------------------------------------